Exhibit 10.5

Execution Copy

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

COURTYARD BY MARRIOTT, BROOKLINE, Massachusetts

By and Between

WEBSTER STREET HOTEL, LLC,

a Delaware limited liability company

(“Seller”)

and

hersha hospitality limited partnership,

a Virginia limited partnership

(“Purchaser”)

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

Table of Contents

Article

ARTICLE I
DEFINITIONS AND REFERENCES	1
1.01 Definitions	1
1.02 References	7

ARTICLE II
SALE AND PURCHASE; “AS-IS,” “WHERE-IS” SALE	8
2.01 Sale and Purchase	8
2.02 As-is, Where-is	8

ARTICLE III
PURCHASE PRICE	11
3.01 Purchase Price	11
3.02 Earnest Money Escrow Agreement	11

ARTICLE IV
INSPECTION PERIOD	12
4.01 Inspection Period	12
4.02 Review and Inspection	12
4.03 Testing	12
4.04 Acceptance or Rejection	13
4.05 Confidentiality	13
4.06 Indemnification; Restoration; Insurance	13
4.07 Title and Survey	14
4.08 Equipment Leases	15

ARTICLE V
REPRESENTATIONS AND WARRANTIES	15
5.01 Representations and Warranties of Seller	15
5.02 Representations and Warranties of Purchaser	16
5.03 Duration of Representations and Warranties	18

ARTICLE VI
CLOSING AND CLOSING DELIVERIES	18
6.01 Closing	18
6.02 Escrow	19
6.03 Seller’s Deliveries	19
6.04 Purchaser’s Deliveries	20
6.05 Expenses	20
6.06 Concurrent Transactions	21
6.07 Possession	21

- i -

ARTICLE VII
ADJUSTMENTS AND PRORATIONS CLOSING STATEMENTS	21
7.01 Adjustments and Prorations	21
7.02 Payment	22
7.03 Cash and Accounts	22
7.04 Closing Statements	23

ARTICLE VIII
CONDITIONS TO SELLER’S OBLIGATIONS	23
8.01 Conditions	24

ARTICLE IX
CONDITIONS TO PURCHASER’S OBLIGATIONS	24
9.01 Conditions	24

ARTICLE X
ACTIONS AND OPERATIONS PENDING CLOSING	25
10.01 Actions and Operations Pending Closing	25

ARTICLE XI
CASUALTIES AND TAKINGS	25
11.01 Casualties	25
11.02 Takings	26

ARTICLE XII
EMPLOYEES	27
12.01 Employees	27
12.02 Indemnity	27

ARTICLE XIII
NOTICES	27
13.01 Notices	27

ARTICLE XIV
ADDITIONAL COVENANTS	28
14.01 Additional Covenants	29

- ii -

ARTICLE XV
DEFAULTS AND REMEDIES	31
15.01 Seller’s Remedies	32
15.02 Purchaser’s Remedies	32
15.03 Confidentiality	32
15.04 Attorneys’ Fees	33
15.05 No Reservation of Property	33

- iii -

Exhibit A:	Land
Exhibit B:	Excluded Assets
Exhibit C:	Permitted Exceptions
Exhibit D:	Pending or Threatened Litigation
Exhibit E:	Notices of Violation
Exhibit F:	Assignment and Assumption of Ground Lease and Improvements
Exhibit G:	Bill of Sale
Exhibit H:	Assignment and Assumption of Hotel Contracts, Bookings, Permits, and Miscellaneous Hotel Assets
Exhibit I:	Certification of Non-Foreign Status

- iv -

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (“Agreement”), dated as of May 4, 2005, is entered into by and between Webster Street Hotel, LLC, a Delaware limited liability company (“Seller”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (“Purchaser”).

RECITALS:

A. Seller is the leasehold owner of the Land, and Seller owns the Improvements on the Land, commonly referred to as the Courtyard by Marriott, Brookline, Massachusetts (the “Hotel”), the Fixtures and Tangible Personal Property, Operating Equipment, Consumables, and Miscellaneous Hotel Assets (as such terms are hereinafter defined).

B. Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I

DEFINITIONS AND REFERENCES

1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

Accountants: Dworken, Hillman, LaMorte & Sterczala, PC.

Account Cash: The balances of all cash and securities and other instruments held by Seller or by Manager or for the benefit of Seller or the Property and deposited, held, or contained in any account, bank, or vault, except for Cash-On-Hand.

Accounts Receivable: All accounts receivable with regard to the Hotel.

Additional Earnest Money: Shall have the meaning given to it in Section 6.01.

Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust, or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust, or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement for Sale and Purchase of Hotel, including the exhibits attached hereto and made a part hereof.

Bookings: Contracts for the use or occupancy of guest rooms and meeting and banquet facilities or other facilities of the Hotel, including any off-site catering for which a deposit has been received or for which a written proposal has been made and accepted for any time after the Cut-Off Time.

Books and Records: All of Seller's right, title and interest in and to (a) all Space Lessee correspondence, billing and other files, (b) all structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Property, and (c) all on-site accounting, tax, financial, and other books and records relating to the use, maintenance, leasing and operation of the Property but excluding Seller’s asset management (as opposed to property management) records.

Business Day: Shall mean all days of the year except Saturdays, Sundays, and holidays recognized by the Federal Reserve Bank of Boston. If any deadline provided in this Agreement falls on a day other than a Business Day, such deadline shall be extended until the first Business Day thereafter.

Cash-On-Hand: Any and all till money and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash.

Closing: The consummation of the transaction contemplated by this Agreement.

Closing Date: The date which is fifteen (15) days after the expiration of the Inspection Period.

Compensation: The direct salaries and wages paid to, or accrued for the benefit of, any Employee, incentive compensation, vacation pay, severance pay, employer’s contributions under F.I.C.A., unemployment compensation, workmen’s compensation or other employment taxes, payments under Employee Benefit Plans, or benefits.

Consumables: All food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date of this Agreement, subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, (i) Operating Equipment and (ii) all items of personal property owned by Space Lessees, Manager, guests, employees, or persons furnishing food or services to the Hotel (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset under this Agreement).

Cut-off Time: 11:59 P.M. (Eastern Daylight Savings Time) on the date prior to the Closing Date.

Documents: All plans, specifications, drawings, blueprints, surveys, environmental reports, and other documents in Seller’s possession that relate to the Property.

Due Diligence: Shall have the meaning given to it in Section 4.01.

Earnest Money: Shall have the meaning given to it in Section 3.01(a).

Employee(s): All persons employed by Manager, or an Affiliate of Manager pursuant to Management Agreement or Employment Contracts or otherwise.

Employee Benefit Plans: All employee benefit plans, as that term is defined in ERISA, and each other employee benefit plan or program to which Seller contributes on behalf of any of the Employees.

Employment Contract(s): Those contracts and agreements, oral or written, with all or any of the executives, staff, and employees of Manager, or an Affiliate of Manager for work in or in connection with the Hotel including, but not limited to, individual employment agreements, union agreements, employee handbooks, group health insurance plans, life insurance plans, and disability insurance plans (other than Employee Benefit Plans).

Environmental Laws: Any federal, state and local laws, statutes, ordinances, rules, regulations (including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.) and the applicable provisions of all applicable state and local statutes, as amended from time to time, and rules and regulations promulgated thereunder), authorizations, judgments, decrees, administrative orders, concessions, grants, franchises, agreements and other governmental restrictions and requirements relating to the environment.

Equipment Leases: Shall have the meaning given to it in Section 4.08.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement pursuant to the Escrow Instructions.

Escrow Company: First American Title Insurance Company.

Escrow Instructions: The escrow instructions, if any, to be executed and delivered by the parties and the Escrow Company, as escrowee in connection with the Escrow.

Excluded Assets: Those assets, if any, listed on Exhibit “B” to this Agreement, the Account Cash and the reserve for replacement of fixtures, furnishings and equipment, all of which is owned and to be retained by Seller or Affiliates of Seller.

Excluded Permits: Those permits and licenses required for the ownership and operation of the Hotel which, under applicable law, are nontransferable.

Final Closing Statement: The Final Closing Statement required under Section 7.04.

Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, carpeting, keys, and other articles of personal property now located on the Real Property and used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business but in accordance with present practices excluding, however: (i) Consumables; (ii) Operating Equipment; (iii) Equipment Leases; (iv) property owned by Space Lessees, Manager, guests, employees, or other persons furnishing goods or services to the Hotel (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset); and (v) Improvements.

Franchise Agreement. That certain Courtyard by Marriott Franchise Agreement, dated as of June 28, 2001, as amended by Amendment to Franchise Agreement dated as of October 30, 2001, between Marriott International, Inc. ("Marriott") and Seller.

General Assignment: Shall have the meaning given to it in Section 6.03(c).

Ground Lease: That certain Ground Lease, dated as of May 2, 2001, between Seller and the Town of Brookline, a Municipal corporation.

Ground Lease Assignment. Shall have the meaning given to it in Section 6.03(a).

Hotel: Shall have the meaning given to it in Recital A.

Hotel Contracts: All service contracts, maintenance contracts, purchase orders, leases, and other contracts or agreements, including equipment leases capitalized for accounting purposes, and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to heating and cooling equipment and/or mechanical equipment, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Employment Contracts, and (iv) the Employee Benefit Plans.

Improvements: The buildings, structures (surface and sub-surface), and other improvements, including such fixtures as shall constitute real property, located on the Land.

Indemnified Parties: Shall have the meaning given to it in Section 4.06.

Indemnitees: A party’s partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, and shareholders.

Inspection Period: Shall have the meaning given to it in Section 4.01.

Inventory: All articles of personal property now located on the Real Property and used, usable, or salable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, but in accordance with present practices excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment; (iv) Equipment Leases; (v) property owned by Manager, guests, employees, or other persons furnishing goods or services to the Hotel (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset); and (vi) Improvements.

Land: The parcel of real estate leased by Seller pursuant to the Ground Lease, which parcel is described in Exhibit “A”, together with all rights, title, and interest, if any, of Seller in and to all land lying in any street, alley, road, or avenue, open or proposed, in front of or adjoining said Land, to the centerline thereof, and all right, title, and interest of Seller in and to any award made or to be made in lieu thereof.

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction of the Hotel (including, for purposes of this Agreement, any local Board of Fire Underwriters), and the operation of the Hotel.

Liabilities: All liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency, third party, or former or present employee, including attorneys’, consultants’ and expert witness fees and expenses.

Liquor License: Any and all licenses and permits required by any applicable governmental authorities for the sale and consumption of alcoholic beverages at the Hotel.

Management Agreement: That certain Webster Street Hotel Management Agreement, dated as of April 23, 2001, between Seller and Manager pursuant to which Manager manages the Hotel.

Manager: Brookline Hotel Management LLC, a Connecticut limited liability company.

Material Contracts: All Hotel Contracts which cannot be cancelled by ninety (90) days’ or less written notice without penalty or premium payment.

Miscellaneous Hotel Assets: All contract rights, leases, concessions, trademarks, logos, copyrights, goodwill, assignable warranties, and other items of intangible personal property relating to the ownership or operation of Hotel, but such term shall not include (i) Bookings; (ii) Hotel Contracts; (iii) the Management Agreement; (iv) Space Leases; (v) Permits; (vi) Cash-On-Hand; (vii) Books and Records (except as provided in Section 14.01(g)); (viii) Accounts Receivable; (ix) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; (x) utility and similar deposits; (xi) prepaid insurance or other prepaid items; or (xii) prepaid license and permit fees; except to the extent that Seller receives a credit on the Final Closing Statement for any such item or matter.

Notice and Notices: Shall have the meanings given to them in Section 13.01.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

OFAC: Shall have the meaning given to it in Section 5.02(c).

Opening of Escrow: Shall mean the earliest date on which Escrow Company has received both a fully executed copy of this Agreement and the Earnest Money.

Operating Equipment: All china, glassware, linens, silverware, and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall be made in the normal course of business but in accordance with present practices.

Permits: All licenses, franchises, and permits, certificates of occupancy, authorizations, and approvals used in or relating to the ownership, occupancy, or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on-premises consumption of food, liquor, and other alcoholic beverages.

Permitted Exceptions: The liens, encumbrances, restrictions, exceptions, and other matters specified in Exhibit “C”, as well as those matters approved or deemed approved under Section 4.07 and such other matters that arise subsequent to the date of the Title Commitment that are acceptable to Purchaser, to which title to the Property shall be subject on the Closing Date.

Personal Property: All of the Property other than the Real Property.

Preliminary Closing Statement: The Preliminary Closing Statement required by Section 7.04.

Property: (i) The Real Property, (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment; (iv) the Consumables; (v) the transferable right, title, and interest of Seller in, to, and under the Hotel Contracts; (vi) the Bookings; (vii) the Permits (other than Excluded Permits); (viii) the Documents; (ix) the Warranties; (x) the Books and Records and (xi) the Miscellaneous Hotel Assets, provided, however, that Property shall not include the Excluded Assets.

Proratable Compensation: Compensation exclusive of severance pay and Employee Benefit Plans.

Purchase Price: Shall have the meaning given to it in Section 3.01.

Real Property: The Ground Lease together with the Improvements located on the Land.

Space Leases: All leases, licenses, concessions, and other occupancy agreements for the use or occupancy of any portion of the Real Property excluding, however, Bookings.

Space Lessee: Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.

Survey: Shall have the meaning given to it in Section 4.07.

Termination Notice: Shall have the meaning given to it in Section 4.04.

Title Commitment: Shall have the meaning given to it in Section 4.07.

Title Company: First American Title Insurance Company.

Title Policy: A 1992 ALTA Leasehold Owner’s Title Insurance Policy issued by the Title Company pursuant to the Title Commitment, in favor of Purchaser and in the amount of the portion of the Purchase Price allocated to the Real Property, showing good and marketable leasehold title in the Real Property to be vested in Purchaser, subject to only the Permitted Exceptions.

Title Review Date: Shall have the meaning given to it in Section 4.07.

Transfer: Shall have the meaning given to it in Section 14.01(j).

UCC: The Uniform Commercial Code in effect in Massachusetts.

UCC Search: A search of the filings (at the state and county levels) pursuant to the UCC with regard to the Personal Property.

Unopened Consumables: Consumables which are in unopened containers, or if not purchased in “containers”, Consumables which are in the state first received and which have not been placed in service.

Warranties: All of Seller's right, title and interest in and to all presently effective and assignable warranties, guaranties, representations or covenants given to or made in favor of either Seller in connection with the acquisition, development, construction, maintenance, repair, renovation or inspection of any of the Property, including any made under any construction contracts and the service or maintenance contracts.

1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE II

SALE AND PURCHASE; “AS-IS,” “WHERE-IS” SALE

2.01 Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions of this Agreement.

2.02 As-is, Where-is. (a) Purchaser represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment. Purchaser will have and has had adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. In addition, this Agreement gives Purchaser a period of time to inspect, examine, and investigate the Property (and to review survey and title matters relating to the Property) and, subject to the provisions of this Agreement, the right to terminate this Agreement if Purchaser is unsatisfied with the results of Purchaser’s inspections, examinations, and investigations. Purchaser represents, warrants, and agrees that if Purchaser elects to consummate the purchase of the Property after making such inspections, examinations, and investigations, except as otherwise specifically set forth in this Agreement, Purchaser is relying solely on its own inspections, examinations, and investigations in making the decision to purchase the Property.

(b)    Except for the representations and warranties expressly set forth in Section 5.01, Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, or other literature, maps or sketches, projections, pro formas, statements, representations, guaranties, or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of Seller.

(c)    Except as otherwise provided herein, Purchaser is not relying and has not relied on Seller or any of its members, or any of their respective officers, members, partners, directors, shareholders, agents, attorneys, employees, or representatives as to (i) the quality, nature, adequacy, or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy, or physical condition of soils or the existence of ground water at the Property, (iii) the existence, quality, nature, adequacy, or physical condition of any utility serving the Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Property or the habitability, merchantability or fitness, suitability, or adequacy of the Property or any portion of the Property for any particular use or purpose, (vi) the zoning or other legal status of the Real Property, (vii) the compliance by the Property, or any portion of the Property, or the operations conducted on or at the Property, with any Legal Requirements or other covenants, conditions, or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property, or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Property.

(d)    EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF ALL RIGHT, TITLE, AND INTEREST OF SELLER IN AND TO THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR THE RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, THE SOLE PERIL AND RISK OF EVICTION (EXCEPT AS A RESULT OF ACTS OF SELLER) TO BE ASSUMED BY PURCHASER, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS”, PURCHASER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN TITLE EXAMINATION AND INSPECTION OF THE PROPERTY, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER.

(e)    EXCEPT AS OTHERWISE PROVIDED HEREIN, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY. PURCHASER SHALL HAVE NO RIGHT OR CAUSE OF ACTION IN WARRANTY OR OTHERWISE AGAINST SELLER IN ANY CONTROVERSY, CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY, AND PURCHASER HEREBY WAIVES ANY SUCH RIGHT OR CAUSE OF ACTION.

(f)    EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS MATERIAL OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY. PURCHASER RELEASES SELLER FROM ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER OF WHATEVER KIND OR NATURE NOW OR HEREAFTER RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT,42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW, PROVIDED, THAT NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW.

(g)    SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(h)    PURCHASER FURTHER DECLARES AND ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND EXPLAINED IN DETAIL TO IT AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVER.

ARTICLE III

PURCHASE PRICE

3.01 Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be Fifty-Four Million Five Hundred Thousand Dollars ($54,500,000.00), plus or minus prorations and adjustments as provided in this Agreement. The Purchase Price shall be payable by Purchaser as follows:

(a)    simultaneously with the full execution and delivery of this Agreement, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of Five Hundred Thousand Dollars ($500,000.00) by a certified check or wire transfer of immediately available United States of America funds as an earnest money deposit (together with the interest earned thereon, the “Earnest Money”), One Hundred Thousand Dollars ($100,000.00) of which the Escrow Company shall immediately pay to Seller.

(b)    Purchaser shall have the right to cancel this Agreement for any reason or no reason prior to the expiration of the Inspection Period. If Purchaser cancels the Agreement prior to the expiration of the Inspection Period, it shall be entitled to a refund of the Earnest Money (except for the $100,000 paid to Seller at the signing of this Agreement pursuant to Section 3.01(a)).

(c)    Unless Purchaser has terminated this Agreement as provided in Section 4.04 before the expiration of the Inspection Period, the Escrow Company shall pay Seller the remaining Earnest Money upon the expiration of the Inspection Period.

(d)    On the date of Closing, Purchaser shall pay the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, in cash by certified check or wire transfer of immediately available United States of America funds to the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Earnest Money. For those purposes, Purchaser’s federal taxpayer identification number is 25-1823761.

3.02 Earnest Money Escrow Agreement. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent. The parties agree to execute any additional escrow instructions reasonably required for such purpose by the Escrow Company which are consistent with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions of this Agreement. If the sale of the Property is consummated in accordance with the terms of this Agreement, the Earnest Money and Additional Earnest Money (if any) shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller, the Earnest Money and Additional Earnest Money (if any) shall be applied as provided in this Agreement.

ARTICLE IV

INSPECTION PERIOD

4.01 Inspection Period. The “Inspection Period” shall commence on the date hereof and terminate at 5:00 P.M. (Eastern Daylight Savings Time) on May 31, 2005. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time during the Inspection Period to examine, inspect, and investigate the Property as well as all records and other documentation located at the Property (collectively, “Due Diligence”). The Due Diligence shall be subject to the terms, conditions, and limitations set forth in this Article IV, and Purchaser’s conduct shall be in strict compliance with the covenants and agreements contained in this Article IV.

4.02 Review and Inspection. Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence (each a "Due Diligence Visit") provided that in each such instance (i) Purchaser notifies Seller in writing of its intent to enter the Property to conduct its Due Diligence not less than twenty-four (24) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller or Manager; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 4.06. At Seller’s election, a representative of Seller or Manager shall be present during any entry by Purchaser or its representatives upon the Property for a Due Diligence Visit. Purchaser shall take all reasonable precautions to ensure that neither it nor any of its representatives interfere with the Space Lessees or guests of the Hotel or ongoing operations occurring at the Property. Purchaser agrees to discontinue any Due-Diligence promptly upon notice from Seller in the event such Due-Diligence presents a danger to the life, health or safety of the public or would otherwise materially and adversely impact the Property. Purchaser shall not cause or permit any mechanic liens, materialmen’s liens, or other liens to be filed against the Property as a result of its Due Diligence.

4.03 Testing. Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property, including, without limitation, a Phase I or Phase II environmental assessment, without (i) submitting to Seller the scope of such testing and a statement from Purchaser's environmental consultant that such testing is reasonably necessary; (ii) providing Seller with reasonable assurances of its ability, financial or otherwise, to perform its obligations to restore the Property under Section 4.06; and (iii) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Purchaser shall have the right to conduct a non-intrusive Phase I environmental assessment without obtaining Seller's prior consent provided that such Phase I shall not include any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property. If Purchaser or anyone acting on behalf of Purchaser takes any samples from the Property in connection with any environmental testing, then, upon Seller's request, Purchaser shall provide Seller with a portion of such sample to allow Seller, if it so chooses, to perform its own testing. Purchaser agrees that in the event the need arises under applicable law to notify any governmental authority of any condition at the Property as a result of the findings of any environmental assessment or any other Due-Diligence, Purchaser shall immediately notify Seller and Seller, not Purchaser or anyone acting on behalf of Purchaser, shall make such disclosure as Seller deems appropriate unless otherwise required by applicable law.

4.04 Acceptance or Rejection. Purchaser shall have until the expiration of the Inspection Period to conduct its Due Diligence and to determine whether the Property is acceptable to Purchaser. Purchaser may, for any or no reason, terminate this Agreement by giving written notice of termination (“Termination Notice”) to Seller and the Escrow Company on or before the expiration of the Inspection Period. Upon receipt by Seller and the Escrow Company of such Termination Notice, (i) this Agreement shall be terminated, and the parties shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which are expressly stated to survive the termination of this Agreement, including, without limitation, the indemnification set forth in Section 4.06) and (ii) Purchaser and Seller shall promptly by joint notice, instruct the Escrow Company to return to Purchaser the Earnest Money not previously paid to Seller pursuant to Section 3.01(a), less the amount of any damages payable to Seller pursuant to the indemnification set forth in Section 4.06 or as a result of any other defaults under this Agreement by Purchaser. If Purchaser does not timely give a Termination Notice as aforesaid, Purchaser shall be deemed to have fully and knowingly waived any right to terminate this Agreement for any reason whatsoever, other than as provided in Section 15.02, or the failure of any other express material condition to Purchaser’s obligation to close under this Agreement, which breach or failure is not waived by Purchaser or cured prior to the expiration of any applicable grace, cure, and notice periods.

4.05 Confidentiality. Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than its agents and employees, lenders, accountants, attorneys, and other professionals and consultants in connection with the transaction contemplated in this Agreement who shall also be obligated under this Section 4.05 not to disclose) without Seller’s prior written consent, unless Purchaser is obligated by law to make such disclosure (including any requirements of the Securities and Exchange Commission to make such disclosure with respect to any publicly traded company affiliated with Purchaser), any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated by this Agreement. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence and, to the extent possible, be returned or delivered to Seller.

4.06 Indemnification; Restoration; Insurance. Purchaser agrees to indemnify, protect, defend, and hold Seller and its partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents, and their respective partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors and agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors, or other agents) relating to the inspection of the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith or a violation of the confidentiality provisions of this Agreement; notwithstanding the foregoing, Purchaser's indemnification obligations hereunder shall not include any obligation or duty whatsoever with respect to any such claims (including claims that the Real Property has declined in value) arising out of, resulting from or incurred in connection with (a) the discovery or presence of any hazardous substances, or (b) the results or findings of any tests or analyses of Purchaser's environmental or other Due Diligence of the Property. If the Property is disturbed or altered in any way as a result of such activities, Purchaser, at its sole cost and expense, shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) for personal injury, including bodily injury and death, and property damage, naming Seller as an additional insured party, and containing a waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under this Section 4.06 prior to the commencement of such activities, which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller.

4.07 Title and Survey. Prior to or promptly upon execution of this Agreement, Purchaser shall obtain, at Purchaser’s sole cost and expense, a commitment for title insurance along with a copy of each instrument listed as an exception thereon (the “Title Commitment”) on the Real Property issued by the Title Company, and shall have or promptly order a current survey (the “Survey”) of the Land and Improvements. Purchaser shall have until the expiration of the Inspection Period to examine the Title Commitment, the Survey, and the results of any UCC Search (if ordered by Purchaser) and to make any objections thereto to Seller in writing. If Purchaser fails to make any objections on or before the expiration of the Inspection Period, Purchaser shall be deemed to have accepted all exceptions contained in the Title Commitment, the form and substance of the Survey and all matters shown thereon (or any matters which would have been shown on a current ALTA survey if Purchaser fails to have obtained one), and all matters disclosed pursuant to the UCC Search (or any matters which would have been shown on a UCC Search if Purchaser fails to have obtained one); all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be “Permitted Exceptions” as used in this Agreement. If any objections to the Title Commitment, the Survey, or the results of the UCC Search are made properly on or before the expiration of the Inspection Period, then Seller shall have the right, but not the obligation, exercisable by written notice to Purchaser within five (5) days after delivery of Purchaser's objections, to cure (by removal, endorsement over, or otherwise) such objections to Purchaser's reasonable satisfaction, on or before the Closing Date. If no such notice from Seller concerning such election is received by Purchaser by such date, then Seller shall be deemed to have elected not to cure any such objections. If any such objections are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price or (z) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser (except for the $100,000 paid to Seller at the signing of this Agreement pursuant to Section 3.01(a)) and neither party shall have any further Obligations to the other party.

4.08 Equipment Leases. If the Hotel Contracts include any equipment leases (the "Equipment Leases"), Purchaser agrees to assume all obligations thereunder arising from and after the date of Closing and agrees to indemnify and hold Seller (and any affiliate of Seller which is a lessee thereunder) from and against any cost, expense, claim or liability from and after the date of Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Seller. Seller hereby represents and warrants the following matters to Purchaser. Whenever a representation or warranty or other reference is made in this Agreement on the basis of the actual knowledge, best of knowledge or otherwise with reference to the knowledge of Seller, such representation, warranty or reference is made (i) solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge, on the date that such representation or warranty is made, of David J. Buffam (“Seller’s Representative”), without inquiry or investigation or duty; and (ii) with the exclusion of any facts disclosed to or otherwise actually known by Purchaser. The Seller represents and warrants that Seller's Representative is the individual responsible for overseeing the sale of the Property to Purchaser and is knowledgeable concerning the ownership and management of the Property ..

(a)    Due Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and Seller is qualified to do business in Massachusetts. Seller has full power and authority, and has taken all corporate and other action necessary to authorize Seller to make, execute, deliver, and perform this Agreement except as otherwise provided herein. The person executing this Agreement on behalf of Seller has been duly authorized to do so. This Agreement is a binding and legal agreement of Seller, enforceable against Seller in accordance with its terms.

(b)    No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Seller is a party or by which it or the Property is bound.

(c)    Pending Litigation. To Seller’s actual knowledge, except as described in Exhibit “D”, there are no actions, suits, or proceedings, pending or threatened against Seller or affecting any of Seller’s rights, in each case, with respect to the Property which might result in any order, injunction, decree or judgment having a material adverse effect on the Hotel or the Property. To Seller’s actual knowledge, except as noted in Exhibit “E”, Seller has not received any notice of any violation of a Legal Requirement which would have a material impact on the operations of the Hotel and which has not been corrected.

(d)    Condemnation. To Seller’s actual knowledge, there are no pending, or threatened, condemnation proceedings, or condemnation actions against the Property.

(e)    Employees. No union is presently serving as collective bargaining agent for any Employees.

(f)    Ground Lease. Upon execution of this Agreement, Seller shall provide Purchaser with a true and complete copy of the Ground Lease.

(g)    Management Agreement. The Management Agreement is in full force and effect, the Manager has been paid to date and there are not defaults under the Management Agreement that would interfere with the sale of the Property to Purchaser.

(h)    Licenses and Permits. To the best of Seller's knowledge, Seller has not received any written notice from any governmental or quasi-governmental agency having jurisdiction over the Property that any material license, permit or approval has been violated or is in default.

(i)    Notice of Assessment. To best of Seller's knowledge, Seller has not received written notice of any special assessments or taxes against the Property from any governmental agency which relate to any planned public improvements with respect to the Property.

(j)    Environmental Notice. To the best of Seller's knowledge, Seller represents that it has not received any notices of violation of any Environmental Laws regarding any environmental conditions at the Hotel.

(k)    Space Lessees. There are no Space Lessees.

(l)    Financial Statements. Upon execution of this Agreement, Seller shall provide Purchaser with audited financial statements for fiscal years 2003 and 2004 and monthly profit and loss statements for 2005. To the best of Seller's knowledge, the monthly profit and loss statements for 2005 are true and correct in all material respects.

(m)    Latent Defects. To the best of Seller's knowledge, there are no latent defects contained on, above, beneath, within or about the Property which are not readily discoverable through diligent inquiry by Purchaser.

5.02 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

(a)    Due Organization. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of Virginia, qualified to do business in Massachusetts. Purchaser has full power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement, and Purchaser has taken all corporate and other action necessary to authorize Purchaser to make, execute, deliver, and perform this Agreement and the transactions contemplated by this Agreement.

(b)    No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Purchaser or an Affiliate of Purchaser is a party or by which it or its property is bound.

(c)    OFAC. Neither Purchaser nor any of its affiliates or constituents have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("Anti-Terrorism Order") or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its affiliates or constituents nor, to the best of Purchaser’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge neither Purchaser nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false than it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

(d)    Qualified Franchisee. Purchaser has been approved by Marriott as a Courtyard by Marriott franchisee in connection with other hotel properties, is currently a Marriott franchisee of other Courtyard by Marriott hotels, and is not a "competitor" as such term is defined in Article XV of the Franchise Agreement.

(e)    As-is, Where-is. Purchaser understands that subject to the provisions of this Agreement it will take the Property "as-is" and "where-is" and hereby reaffirms the representations and warranties contained in Section 2.02. Purchaser hereby acknowledges that Seller has made it aware that Level P3 of the Hotel requires work and such work is currently in the design phase and will not have commenced at Closing.

5.03 Duration of Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed remade as of the Closing and shall survive the Closing for a period of six (6) months and shall not merge into any of the closing documents; provided, however, that no person, firm, or entity shall have any liability or obligation with respect to any representation or warranty contained in this Agreement unless on or prior to the date that is six (6) months following the Closing Date, the party seeking to assert liability under such representation or warranty shall have notified the other party in writing setting forth specifically the representation or warranty allegedly breached and a detailed description of the alleged breach. All liabilities and obligations of both parties under any representation or warranty shall lapse and be of no further force or effect with respect to any matter not contained in a written notice delivered as contemplated above on or prior to the date that is six (6) months after the Closing Date. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller shall have no liability for any breach of a representation or warranty set forth in this Agreement (a) unless and until the aggregate liability of Seller with respect to any and all claims of Purchaser relating to breaches of representations or warranties of Seller contained in this Article V shall exceed One Hundred Thousand Dollars ($100,000), and then only with respect to the amount by which such claims shall exceed One Hundred Thousand Dollars ($100,000) and (b) to the extent such liability shall exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

ARTICLE VI

CLOSING AND CLOSING DELIVERIES

6.01 Closing. The Closing shall take place at the offices of Ropes & Gray LLP on the Closing Date, or through escrow by the necessary delivery of documents and funds to Escrow Company on or prior to the Closing Date, or at such other place as agreed in writing by Purchaser and Seller. The Closing shall if requested by Seller or Purchaser be effected pursuant to the Escrow Instructions. Each of Purchaser and Seller acknowledges that its respective undertakings to close this transaction promptly on the Closing Date is a material inducement to the other to execute this Agreement, that time is of the essence, and that neither party shall have any obligation to extend, postpone or reschedule the Closing, except as expressly set forth herein. Notwithstanding the foregoing, at Seller's election by delivery of written notice to Purchaser on or before the Closing Date, the Closing Date shall be extended for a period of up to sixty (60) days in the event that Marriott has not accepted or rejected Purchaser's application for a Courtyard by Marriott franchise with respect to the Hotel by the Closing Date; provided that if Seller elects not to extend the Closing Date pursuant to this Section 6.01, at Purchaser's election by depositing with Escrow Company, as escrow agent, on or before the Closing Date, the amount of Two Hundred Thousand Dollars ($200,000.00) by certified check or wire transfer of immediately available United States of America funds as an additional earnest money deposit (the "Additional Earnest Money"), the full amount of which the Escrow Company shall immediately pay to Seller, the Closing Date shall be extended for up to twenty-one (21) days. If either Seller or Purchaser elects to extend the Closing Date pursuant to this Section 6.01, the term "Closing Date" shall mean the Closing Date as so extended.

6.02 Escrow. This Agreement shall not be merged into any Escrow Instructions, but any Escrow Instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

6.03 Seller’s Deliveries. At Closing, Seller shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Escrow Company as appropriate:

(a)    a recordable assignment (“Ground Lease Assignment”) of all of Seller’s right, title, and interest in, to, and under the Ground Lease and Improvements subject to only the Permitted Exceptions in the form attached to this Agreement as Exhibit “F”;

(b)    a Bill of Sale transferring to Purchaser all of Seller’s right, title, and interest in and to each and every item of Personal Property to be transferred in the form attached to this Agreement as Exhibit “G”;

(c)    an assignment (“General Assignment”) of all of Seller’s right, title, and interest in, to, and under the Bookings, Hotel Contracts, Permits (other than Excluded Permits), Books and Records, Warranties and Miscellaneous Hotel Assets in the form of Exhibit “H”;

(d)    the certificate referred to in Section 9.01(b);

(e)    an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended in the form of Exhibit “I”;

(f)    notices to Space Lessees and parties to Material Contracts of change in ownership of the Hotel, if requested by Purchaser;

(g)    the Preliminary Closing Statement;

(h)    any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county, or municipality together with any change of ownership statements required under applicable law; and

(i)    copies of such documents relating to Seller as the Title Company shall reasonably require in connection with this transaction.

(j)    all key codes, access codes and combinations to locks to the extent known by, or in the possession of, Seller.

(k)    a title insurance affidavit.

6.04 Purchaser’s Deliveries. At the Closing, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate:

(a)    the Purchase Price required to be paid pursuant to Section 3.01;

(b)    the Bill of Sale;

(c)    the General Assignment;

(d)    the certificate referred to in Section 8.01(b);

(e)    the Preliminary Closing Statement;

(f)    copies of such documents relating to Purchaser as Seller or the Title Company shall reasonably require in connection with this transaction;

(g)    any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county, or municipality together with any change of ownership statements required under applicable law;

(h)    a signed letter from Marriott approving Purchaser's application to be a Courtyard by Marriott franchisee with respect to the Hotel; and

(i)    the Ground Lease Assignment, which shall contain the covenant of assumption pursuant to Section Seventeen D of the Ground Lease.

6.05 Expenses.

(a)    Seller shall pay the following expenses: (i) 50% of all closing Escrow fees; (ii) Seller’s legal fees and expenses; (iii) the commission due Broker; and (iv) the fee for recording the Ground Lease Assignment.

(b)    Purchaser shall pay the following expenses: (i) the cost of the Title Commitment, Title Policy and the cost of any endorsements to the Title Policy; (ii) the cost of any reinsurance of the Title Policy; (iii) the cost of the Survey; (iv) 50% of all closing Escrow fees; (v) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties, or licenses in connection with the ownership or operation of the Property; (vi) all costs and expenses associated with Purchaser’s financing, if any; (vii) all city, county, and other stamp and transfer taxes payable in connection with the sale of the Property; and (viii) Purchaser’s legal fees and expenses.

(c)    Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection shall be allocated between Purchaser and Seller in accordance with the customary practice in the county where the Property is located.

The provisions of this Section 6.05 shall survive Closing or any termination of this Agreement.

6.06 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

6.07 Possession. Possession of the Property shall be delivered at Closing, provided the transaction closes. Excluded Assets shall be removed from the Hotel by Seller, at its expense, on, or within thirty (30) days after, the Closing Date. Seller, at its expense shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed.

ARTICLE VII

ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS

7.01 Adjustments and Prorations. THE FOLLOWING MATTERS AND ITEMS SHALL BE APPORTIONED BETWEEN THE PARTIES OR, WHERE APPROPRIATE, CREDITED IN TOTAL TO A PARTICULAR PARTY, AS OF THE CUT-OFF TIME AS PROVIDED BELOW:

(a)    Accounts Receivable; Trade Accounts Payable. Accounts Receivable and trade accounts payable shall be identified as of the Cut-off Time. Purchaser is purchasing Accounts Receivable and Seller shall receive a credit at the Closing for Accounts Receivable as of the Cut-off Time. Seller shall pay off all trade accounts payable as of the Cut-off Time. Notwithstanding the introductory sentence of this Section 7.01, revenue from room rentals (including food and beverage receivables charged to guest room accounts) shall belong to Seller to the extent attributable to any period prior to the Closing Date; provided, however, room charges for the night immediately preceding the Closing Date shall be divided equally between Purchaser and Seller. Revenue from the Hotel attributable to food and beverages (including alcoholic beverages) and other sales or services through the close of business on the night immediately preceding the Closing Date shall belong to Seller (such revenue to be determined based on completion of the night auditor’s run on the night of the Cut-Off Time). Thereafter, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Purchaser. Each of Purchaser and Seller shall be responsible for the payment of any sales and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 7.01(a) ..

(b)    Taxes and Assessments. All ad valorem taxes, special or general assessments, assessments under any Permitted Exceptions, personal property taxes, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other municipal permit fees shall be prorated as of the Cut-off Time. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and shall be re-prorated upon receipt of the actual tax bill.

(c)    Utility Contracts. Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting, internet access and any other utility service shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such public service contracts if the same is transferable and provided such deposit remains on deposit for the benefit of Purchaser. Where possible, readings as of the Cut-off Time will be secured for all utilities on the Closing Date.

(d)    Hotel Contracts. Any amounts prepaid or payable under any Hotel Contracts shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such Hotel Contract if the same is transferable and provided such deposit remains on deposit for the benefit of Purchaser. Any percentage rentals under Space Leases shall be prorated on the basis of the ratio of the number of days expired before Closing to the number of days after Closing, for the current percentage rent period of the Space Lease. All security deposits shall be transferred to Purchaser and all obligations with respect to such security deposits shall be assumed by Purchaser.

(e)    License Fees. Fees paid or payable for Permits (other than Excluded Permits) shall be prorated as of the Cut-off Time.

(f)    Hotel Matters. Purchaser shall receive a credit for: (i) advance payments, if any, under Bookings for Hotel facilities and, (ii) commissions due to credit and referral organizations. Seller shall receive a credit for coin machine, telephone, washroom, and checkroom income relating to the period pre-Closing.

(g)    Employment Contracts. Proratable Compensation of Employees shall be prorated as of the Cut-off Time.

(h)    Unopened Consumable Items; Inventory. The cost of any Unopened Consumables and of any Operating Equipment and Inventory shall be credited to Seller.

(i)    Other. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel shall be prorated as of the Cut-off Time.

7.02 Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall be paid to Seller in cash at the time of Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall be credited against the Purchase Price at the time of Closing.

7.03 Cash and Accounts. At the Closing, Seller shall transfer to Purchaser all Cash-On-Hand and Seller shall receive a credit at the Closing for such Cash-On-Hand. All Account Cash is and shall remain the property of Seller and shall be retained by Seller after the Closing.

7.04 Closing Statements.

(a)    Preparation. Each party shall cause its designated representatives to enter the Hotel only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Hotel, and of the books and records of the Hotel, as they deem necessary to make the adjustments and prorations required under this Article VII, or under any other provisions of this Agreement. Based upon such inventories, examinations, and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to, or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to Section 3.01 hereof. Within thirty (30) days following the Closing Date, Seller and Purchaser shall agree on a final closing statement (the “Final Closing Statement”) setting forth the final determination of all items to be included on the Closing Statement. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

(b)    Disputes. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement then, except as hereinafter provided, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or the determination of the Accountants and the Closing shall occur as scheduled. Purchaser shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay. Any such dispute shall survive and be subject to later resolution pursuant to this Section 7.04. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement or the Final Closing Statement, the parties shall submit their dispute to a firm of independent certified public accountants of recognized standing in the hotel industry, which if the parties cannot agree shall be the Accountants, and the determination of such firm shall be conclusive and binding on both parties hereto.

(c)    Period for Recalculation. Notwithstanding the foregoing, if at any time within six (6) months following the Closing Date, either party discovers any items which should have been included in the Final Closing Statement but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Final Closing Statement. The foregoing limitations shall not apply to any items which, by their nature, cannot be finally determined within the periods specified.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

8.01 Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing:

(a)    Purchaser’s Compliance with Obligations. Purchaser shall have complied with all material Obligations required by this Agreement to be complied with by Purchaser.

(b)    Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date, and Seller shall have received a certificate to that effect signed by Purchaser. In the event any of the Purchaser’s representations become untrue during the term of the Agreement, Seller may terminate this Agreement without thereby waiving any right or remedy.

(c)    Franchise Agreement. Except for any amounts owed from Seller or Manager to Marriott prior to Closing, Seller, Manager and their respective Affiliates shall be released from all obligation and liabilities under the Franchise Agreement and any other related agreements between Seller or Manager and Marriott relating to the Property. The Franchise Agreement shall be terminated on or before the Closing Date at the sole cost and expense of Seller.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

9.01 Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

(a)    Seller’s Compliance with Obligations. Seller shall have complied with all material Obligations required by this Agreement to be complied with by Seller.

(b)    Truth of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date, and Purchaser shall have received a certificate to that effect signed by Seller.

(c)    Title Policy. The Title Company shall be irrevocably committed to issue to Purchaser the Title Policy.

(d)    Management Agreement. The Management Agreement and any other related agreements with Manager relating to the Property shall be terminated on or before the Closing Date at the sole cost and expense of Seller.

(e)    Franchise Application. Marriott shall have approved Purchaser's application to be a Courtyard by Marriott franchisee with respect to the Hotel.

ARTICLE X

ACTIONS AND OPERATIONS PENDING CLOSING

10.01 Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date:

(a)    Subject to conditions beyond Seller’s reasonable control, the Hotel will continue to be operated and maintained substantially in accordance with present practices.

(b)    From and after the expiration of the Inspection Period, Seller will not enter into any new Material Contract or Space Lease, or cancel, modify, or renew any existing Material Contract that is not cancelable upon thirty (30) days notice, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser fails to respond to a request for consent within ten (10) days after receipt of such request, such consent shall be deemed given.

(c)    Seller shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the Hotel’s standard rates including customary discounted rates.

(d)    Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take commercially reasonable measures to cause the reinstatement of such Permit.

(e)    Seller will maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.

(f)    Seller shall not remove any furniture, fixtures, furnishings or equipment located, installed or used in the Hotel as of the date hereof (except Excluded Assets, if applicable) other than in the ordinary course of business.

(g)    Seller shall provide copies of any notices received by governmental or quasi-governmental organizations regarding any violations of Legal Requirements.

ARTICLE XI

CASUALTIES AND TAKINGS

11.01 Casualties.

(a)    If any damage to the Property shall occur prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, and if the cost of repairing such damage will equal or exceed One Million Dollars ($1,000,000.00), Seller will promptly notify Purchaser and Purchaser may then elect to (i) terminate this Agreement by giving written notice to Seller in which event neither party shall have any further Obligations or liability whatsoever to the other hereunder or (ii) receive an assignment of all of Seller’s rights to any insurance proceeds (excluding business interruption proceeds) relating to such damage and acquire the Property with an appropriate adjustment in the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to Closing).

(b)    If the cost of repairing such damage will not exceed One Million Dollars ($1,000,000.00), the transactions contemplated hereby shall close with an appropriate adjustment in the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to Closing) and Purchaser shall receive an assignment of all of Seller’s rights to any insurance proceeds (excluding business interruption proceeds).

11.02 Takings. If, prior to the Closing Date, all or any portion of the Real Estate is taken by eminent domain or by an act of governmental authority, or if an action for such taking is initiated or threatened, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a)    If a material part of a Real Estate is taken, or is to be taken, Purchaser may, within five (5) days after the giving of Seller’s notice, by written notice to Seller, elect to terminate this Agreement. In the event that Purchaser shall so elect, this Agreement shall terminate and neither party hereto shall have any further Obligations or liability whatsoever to the other hereunder.

(b)     If a material part of the Real Estate is taken, or is to be taken, but Purchaser does not elect to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Estate is taken by an act of governmental authority, Purchaser shall have no right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or Obligations on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller prior to the Closing, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing. If all or any part of the payment proceeds are paid to the holder of any mortgage or deed of trust or reversionary interest in the Real Estate, then, at the Closing, Seller shall credit such amount against the Purchase Price.

(c)    For the purposes hereof, a “material part” shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the Real Estate or materially interferes with the present use and operation of any of the buildings comprising the Real Estate or (ii) which results in the elimination of any required means of legal ingress and/or egress from the Real Estate to public roads, with no comparable, convenient, legal substitute ingress and/or egress being available.

ARTICLE XII

EMPLOYEES

12.01 Employees. Purchaser shall not take or omit to take any act the effect of which may cause Seller or Manager to incur any liability under 29 USC §2101 et seq., the Worker Adjustment and Retraining Notification Act (“WARN Act”).

12.02 Indemnity. Purchaser shall indemnify Seller and its Affiliates and hold each of them harmless from and against any losses (including, but not limited to, payments made to Manager) which may be incurred or suffered by any of them (i) under the WARN Act arising out of, or relating to, any actions taken by Purchaser prior to, on or after the Closing Date; (ii) in connection with any claim made by any current Employee by reason of the Purchaser’s failure to continue to employ or cause the continuation of employment of such Employee on or after the Closing Date at substantially the same salary or wages (excluding bonus, commission, and sales incentive programs) and/or on substantially the same terms and conditions as in effect immediately prior to the Closing Date (including any claim made by reason of the Employee not receiving benefits under any Employee Benefit Plan or receiving any particular benefit or level of benefit); (iii) in connection with any claim made by an Employee for any severance pay or other compensation or benefit entitlements by reason of any Employee’s termination or deemed termination of employment as a result of the transactions contemplated hereby; (iv) by reason of Purchaser’s failure to comply with any of the provisions of this Article XII; (v) in connection with any employment taxes that, pursuant to Section 7.01(g), have become the obligation of Purchaser to pay; (vi) in connection with any liability arising out of Purchaser’s employment policies, practices, or procedures; or (vii) in connection with Purchaser’s violation or noncompliance with any applicable federal or state employment law, including, without limitation, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), ERISA, the Family and Medical Leave Act of 1993 (FMLA), the Fair Labor Standards Act (FLSA), and the Occupational Safety and Health Act (OSHA).

ARTICLE XIII

NOTICES

13.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered, transmitted by facsimile transmission, or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party as designated below:

If intended for Seller, to:

Webster Street Hotel, LLC
c/o New Castle Hotels
Two Corporate Drive, Suite 334
Shelton, Connecticut 06484
Attn: David J. Buffam
Telephone: (203) 925-8370 x7013
Fax: (203) 925-8376

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: Claire McGuire, Esq.
Telephone: (617) 951-7000
Fax: (617) 951-7050

If intended for Purchaser, to:

Hersha Hospitality Limited Partnership
510 Walnut Street, 9th Floor
Philadelphia, PA 19106
Attn: Jay H. Shah
Telephone: (215) 238-1046
Fax: (215) 238-0157

with a copy to:

Wolf, Block, Schorr & Solis
1650 Arch Street
Philadelphia, Pennsylvania 19103
Attn: James Ray, Esq.
Telephone: (215) 977-2218
Fax: (215) 405-3818

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee on the next Business Day after mailing thereof. Notice transmitted by facsimile shall be deemed received by the addressee upon sender’s receipt of confirmation thereof. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

ARTICLE XIV

ADDITIONAL COVENANTS

14.01 Additional Covenants. In addition, the parties agree as follows:

(a)    Liquor License. Purchaser and Seller shall use diligent, good faith efforts to effect the transfer of the existing Liquor License to Purchaser on the Closing Date. Purchaser agrees to pay all fees, charges, and related costs in connection with the transfer of the existing Liquor License. Within ten (10) days following the date of this Agreement, Purchaser shall complete, execute and file with the applicable liquor licensing authority all necessary applications for transfer of the Liquor License. Purchaser specifically acknowledges and agrees that the transfer of the Liquor License to Purchaser on the Closing Date shall not be a condition to Purchaser’s obligation to close the transaction contemplated under this Agreement.

(b)    Brokerage. Purchaser and Seller warrant and represent to each other that they have not had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby other than Pinnacle Realty Investments (the "Broker”) which is the Seller’s exclusive representative. Each Party agrees to indemnify and hold the other and its Indemnitees harmless against and from any and all Liabilities incurred by the other party arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder other than the Broker, who Seller is compensating under a separate agreement in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 14.01(b) shall survive Closing or any termination of this Agreement.

(c)    Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby indemnifies Seller and its Indemnitees against any Liabilities in connection with such baggage arising out of the acts of omissions of Purchaser or its Affiliates (or any of their employees or agents) after the Closing Date. Seller hereby indemnifies Purchaser and its Indemnitees against any Liabilities in connection with such baggage arising out of the acts or omissions of Seller or its Affiliates (or any of their employees or agents) prior to the Closing Date.

(d)    Safe Deposits. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, if any, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property.

(e)    Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a re-proration of real estate taxes upon receipt of and based upon the reduction. Seller shall continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs, and the net proceeds from any such proceedings, after payment of attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date.

(f)    Books and Records. The transaction contemplated hereby includes all the books and records of Seller pertaining to the business of the Hotel. Purchaser covenants and agrees that such books and records will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this Section 14.01(g). Books and records not pertaining to the business of the Hotel may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all books and records, files and correspondence, for at least five (5) years after the Closing Date, and not to destroy or dispose of the same, for at least five (5) years after the Closing Date. Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times.

(g)    Survival. Subject to Section 5.03, the representations, warranties, obligations, covenants, agreements, undertakings, and indemnifications of Seller and Purchaser contained in this Agreement and in any closing documents delivered in connection with this Agreement, which are intended and anticipated to survive Closing, shall survive the Closing.

(h)    Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

(i)    Publicity. All notice to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Neither party shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed.

(j)    Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion. Any attempted Transfer without Seller’s consent shall be null and void. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership, and financial condition of the prospective transferee and the financial details of the proposed Transfer. Notwithstanding the foregoing, Purchaser, upon prior written notice to Seller given not less than seven (7) business days prior to the Closing (which time period is agreed to be material and is required to permit Seller properly to prepare, execute and deliver the items required to be delivered by it pursuant to this Agreement) which notice specifies the exact legal name, address and any other information necessary for the preparation of the closing documents to be delivered under this Agreement, may assign its rights and delegate is duties under this Agreement to an entity which is owned or controlled, directly or indirectly, by Purchaser for the purposes of closing on the transaction provided (i) only one such assignment shall be made; (ii) such assignment shall not delay the Closing; (iii) such assignment shall not require Seller to obtain any additional or revised third party consents, certificates or approvals; and (iv) the assignee shall have a net worth reasonably acceptable to Seller, or Purchaser shall guaranty the obligations of such assignee under this Agreement and the documents executed and delivered at Closing. In the event Purchaser so assigns and delegates its rights and duties under this Agreement, it shall deliver to Seller at or prior to Closing an instrument of assignment and assumption evidencing such assignment and delegation. In addition, Purchaser shall provide Seller with copies of all Transfer documentation, certified by Purchaser to be true, correct, and complete, and with all other information which Seller may reasonably request. No transfer, whether with or without Seller’s consent: (i) shall operate to release Purchaser or alter Purchaser’s primary liability to perform the obligations of Purchaser under this Agreement or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer. Purchaser shall pay any and all additional costs and expenses (including, without limitation, reasonable attorneys’ fees, charges, and disbursements) incurred by Seller that would not otherwise have been incurred by Seller had Purchaser not caused a Transfer.

(k)    Estoppel Certificate for Ground Lease. Seller agrees to use commercially reasonable efforts to obtain an estoppel certificate from the landlord under the Ground Lease. It is understood that the failure to provide an estoppel certificate with respect to the Ground Lease is not a condition precedent to the Closing and shall not entitle Purchaser to terminate this Agreement or defer the Closing Date or seek any other remedy.

(l)    General. Time is of the essence in the performance of the respective Obligations of Seller and Purchaser. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement (including all exhibits) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings, or other agreement, whether written or oral, if any, with respect thereto and may not be amended, supplemented, or terminated, nor shall any Obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The warranties, representations, agreements, and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity, other than the parties hereto and their permitted successors and assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

ARTICLE XV

DEFAULTS AND REMEDIES

15.01 Seller’s Remedies. IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT FOR ANY REASON EXCEPT SELLER DEFAULT, SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR COSTS, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) PURSUANT TO SECTION 15.04, BELOW, IN ADDITION TO THE EARNEST MONEY IN THE EVENT OF A DISPUTE REGARDING THE DISPOSITION OF THE EARNEST MONEY, NOR SHALL THIS PROVISION BE DEEMED TO WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES.

15.02 Purchaser’s Remedies. If Seller fails to perform its obligations under this Agreement for any reason except the failure of any condition precedent to Seller’s obligations under this Agreement, then Purchaser’s sole remedies shall be: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing whereupon (i) the Escrow Company shall promptly return to Purchaser the Earnest Money (except for the $100,000 paid to Seller at the signing of this Agreement pursuant to Section 3.01(a)) and the Additional Earnest Money (if any), and (ii) Purchaser shall be entitled to all out-of-pocket costs incurred by Purchaser in connection with this transaction in an amount not to exceed One Hundred Thousand Dollars ($100,000.00); (b) to waive the default and close; or (c) to seek specific performance of this Agreement against Seller.

15.03 Confidentiality. Unless the other party specifically and expressly otherwise agrees in writing, each party hereby agrees that all information regarding the Property or this transaction, of whatsoever nature made available to it (“Proprietary Information”) is confidential and shall not be disclosed to any other person except those reasonably assisting said party with the transaction, or Purchaser’s lender, if any (and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person’s agreement to be bound thereby). In the event that the transaction contemplated by this Agreement fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information and Purchaser agrees not to retain any copy of the Proprietary Information and to instruct all persons and entities that have received a copy or copies of the Proprietary Information to immediately destroy the Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the transaction contemplated by this Agreement, or if the same is consummated, in connection with the operation of the Property post-Closing. Notwithstanding any other provision of this Agreement, the provisions of this Section 15.03 shall survive the Closing or the termination of this Agreement.

15.04 Attorneys’ Fees.  If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

15.05 No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

                SELLER:

WEBSTER STREET HOTEL, LLC,
a Delaware limited liability company

By:	New Castle/ Brookline Hotel, LLC,
a Delaware limited liability company,
its sole manager

By:	Brookline Hotel Equity, LLC,
a Delaware limited liability company,
its sole manager

By:	_____________________________

                PURCHASER:

HERSHA HOSPITALITY LIMITED PARTNERSHIP,
a Virginia limited partnership

By:	_____________________________

Signature Page to P&S

EXHIBIT “A”

LAND

[ATTACHED]

EXHIBIT "B"

EXCLUDED ASSETS

Certain computer programs, operating manuals and materials and other personal property used in the operation and management of the Hotel consisting of:

1.	New Castle Hotels' Profitsage reporting System;
2.	NICE Sales Tracking System;
3.	Sales Report Program;
4.	Accounting, F&B, Sales, Human Resources, General Managers, and Engineering SOP manuals;
5.	Employee files and all other employee and employee benefit and payroll related materials;
6.	Insurance related files and materials;
7.	OSHA Logs;
8.	Legal files;
9.	New Castle Hotels' Forms; and
10.	Items bearing the logo of New Castle Hotels or its subsidiaries.

EXHIBIT “C”

PERMITTED EXCEPTIONS

[ATTACHED]

EXHIBIT “D”

PENDING OR THREATENED LITIGATION

1.    The Hotel is a defendant in a Massachusetts state court action on a mechanics lien claim arising out of the payment dispute between Suffolk Construction Company ("Suffolk"), the general contractor for construction of the Hotel, and Ostrow Electrical Company, the electrical subcontractor. The case is captioned Ostrow Electrical Co. v. Suffolk Construction Company, Inc., et al., Civil Docket No: 04-0536, Norfolk County Superior Court. Suffolk has confirmed in writing that it will defend, indemnify and hold harmless, at its expense, the Hotel. The Hotel and the other defendants have filed answers to the complaint, but other activity in the case has been suspended by agreement of the parties pending settlement discussions. Thus far, those discussions have resulted in payment by Suffolk and a reduction of the plaintiff's claim from $677,052.26 to approximately $415,000.00 plus interest and costs.

2.    September 8, 2004 Notice of Contract in favor of G. Conway, Inc. for $103,629.56 bonded off on January 26, 2005 by Suffolk. Suffolk has agreed to indemnify Seller with respect to this matter.

3.    Subsequent to completion of construction, a water infiltration problem was noted on the third (lowest) level of parking ("P-3"). Investigation with the assistance of Simpson Gumphertz & Heger ("SGH"), consulting engineers, revealed that the P-3 parking slab and waterproofing were not installed in accordance with construction and contract documents. Suffolk has acknowledged the problem and has accepted responsibility for correction. Suffolk has been working cooperatively with Seller and SGH to examine alternative solutions. Both the responsibility and work product to date will be assigned to Purchaser in order that the corrective action can be implemented at a time most appropriate to minimize disruption to hotel operations.

EXHIBIT “E”

NOTICES OF VIOLATION

None

EXHIBIT “F”

Page 1 of _

Record and Return to:

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE AND IMPROVEMENTS

This Assignment and Assumption of Ground Lease and Improvements (this “Agreement”) is made as of _________________, 2005 by and between ___________________, a ________________ (“Assignor”), having a business address ___________________________, and ______________________________, a __________________________(“Assignee”), having an address _________________________________________________________.

W I T N E S S E T H:

LOCUS:

WHEREAS, by Ground Lease dated __________ (the “Ground Lease”), notice of which has been filed with the _______________________ (the “Registry”) in Book ___ at Page ____, ______________________ (the “Landlord”) leased to _____________ (the “Tenant”) certain real property located at ______________________ (the “Real Property”), which is more particularly described in Exhibit A attached hereto;

WHEREAS, Assignor holds title to the Improvements located on the Real Property;

WHEREAS, Assignor and Assignee are parties to a certain Sale and Purchase Agreement dated as of ______________, 2005 (the “P&S”) with respect to, inter alia, the sale and purchase of Assignor’s interest in the Ground Lease and the Improvements;

WHEREAS, under the P&S, Assignor agreed to sell all of its right, title, and interest in and to the Ground Lease and the Improvements to Assignee, and Assignee agreed to assume prospectively all of Assignor’s obligations and liabilities under the Ground Lease and with respect to the Improvements; and

WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the P&S;

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.    Assignment to Assignee. Effective as of the date hereof, Assignor assigns, transfers, sells, grants, conveys, and sets over unto Assignee all of Assignor’s right, title, and interest in, to, and under the Ground Lease and the Improvements, subject in each case to the Permitted Encumbrances, to have and to hold the same unto Assignee, its successors and assigns, subject to the terms, covenants, and conditions contained in the Ground Lease. Assignor shall remain liable for all of Assignor’s obligations under the Ground Lease that have accrued prior to the date hereof, other than those with respect to which Assignor is released or otherwise held harmless under the P&S.

2.    Assumption by Assignee. Assignee accepts the assignment, transfer, sale, grant and conveyance of the Ground Lease and the Improvements from Assignor and assumes and agrees to observe and perform all of the obligations, terms, covenants, and conditions of the Ground Lease accruing on or after the date hereof, that are to be observed or performed by Assignor thereunder. This covenant of assumption is intended to satisfy the requirements of Section Seventeen D of the Ground Lease.

3.    Indemnity.

(a)    Assignor shall indemnify, defend and hold Assignee and its Indemnitees harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including without limitation, reasonable attorneys’ fees and disbursements, based upon, arising out of, or resulting from Assignor’s breach of the terms and provisions of the Ground Lease occurring prior to the Closing Date.

(b)    Assignee shall indemnify and hold Assignor and its Indemnitees harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, based upon, arising out of, or resulting from Assignee’s breach of the terms and provisions of the Ground Lease occurring on or after the Closing Date.

4.    Disclaimer. Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Ground Lease and the Improvements. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to all disclaimers and qualifications by Assignor and all encumbrances set forth in the P&S with respect to the Ground Lease and the Improvements, including, without limitation, those set forth in Section 2.02, and all such disclaimers, qualifications, and encumbrances are hereby incorporated into this Agreement by reference and made a part of this Assignment.

5.    Miscellaneous. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Assignor and Assignee and their respective successors and assigns. This Agreement shall be governed by, construed under, and interpreted and enforced in accordance with, the laws of The Commonwealth of Massachusetts. This Agreement may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as a sealed instrument, as of the date first above written.

ASSIGNOR

________________________

By:_____________________
Name:
Title:

ASSIGNEE

________________________

By:_____________________
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

_________________, ss.

On this ___ day of __________, 2005, before me, the undersigned notary public, personally appeared _________________, who proved to me through satisfactory evidence of identification, which was __________________________, to be the person whose name is signed on the preceding or attached document, and he acknowledged to me that he signed it as _____________ of __________________, voluntarily for its stated purpose.

______________________________
Notary Public
My commission expires on:
[AFFIX/IMPRINT NOTARIAL SEAL]

COMMONWEALTH OF MASSACHUSETTS

_________________, ss.

On this ___ day of __________, 2005, before me, the undersigned notary public, personally appeared _________________, who proved to me through satisfactory evidence of identification, which was __________________________, to be the person whose name is signed on the preceding or attached document, and he acknowledged to me that he signed it as _____________ of __________________, voluntarily for its stated purpose.

______________________________
Notary Public
My commission expires on:
[AFFIX/IMPRINT NOTARIAL SEAL]

Exhibit A
to
Exhibit "F"

Legal Description

EXHIBIT “G”

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of ____________, 2005 by and between _______________, a ________________ (“Seller”), and ________________________, a ____________________ (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to a certain Sale and Purchase Agreement dated as of ______________, 2005 (the “P&S”) with respect to, inter alia, the sale and purchase of Assignor’s interest in the Fixtures and Tangible Personal Property, Documents, Consumables, Inventory, and Operating Equipment, not including Excluded Assets and subject in each case to the Permitted Exceptions (the "Personal Property");

WHEREAS, under the P&S, Assignor agreed to sell all of its right, title, and interest in and to the Personal Property to Assignee; and

WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the P&S;

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.    Sale to Assignee. Seller does hereby sell, assign, transfer, grant, convey and set over unto Purchaser all of its right, title, and interest in, to, and under the Personal Property to have and to hold the same unto Purchaser, its legal representatives, successors and assigns, forever.

2.    Disclaimer. Seller makes no warranty (express or implied) as to the condition of the Personal Property or its merchantability or fitness for a particular purpose. In addition, and notwithstanding anything contained in this Bill of Sale to the contrary, this Bill of Sale is subject to all disclaimers and qualifications by Seller and all encumbrances set forth in the P&S with respect to said Personal Property, including, without limitation, those set forth in Section 2.02, and all such disclaimers, qualifications, and encumbrances are hereby incorporated in this Bill of Sale by reference and made a part of this Bill of Sale. By its acceptance of this Bill of Sale, Purchaser acknowledges that it has fully inspected the Personal Property and accepts the same in its present use and "AS-IS" condition.

3.    Miscellaneous. This Bill of Sale shall be binding upon and enforceable against, and shall inure to the benefit of, Seller and Purchaser and their respective successors and assigns. This Bill of Sale shall be governed by, construed under, and interpreted and enforced in accordance with, the laws of The Commonwealth of Massachusetts. This Bill of Sale may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale, as a sealed instrument, as of the date first above written.

SELLER:

By:

ACCEPTED:

PURCHASER:

By:

EXHIBIT “H”

ASSIGNMENT AND ASSUMPTION OF HOTEL CONTRACTS,
BOOKINGS, PERMITS AND MISCELLANEOUS HOTEL ASSETS

This Assignment and Assumption of Hotel Contracts, Bookings, Permits and Miscellaneous Hotel Assets (this "Agreement") is made as of _______________, 2005 by and between __________________________, a ____________________ (“Assignor”) and __________________________, a ____________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to a certain Sale and Purchase Agreement dated as of ______________, 2005 (the “P&S”) with respect to, inter alia, the sale and purchase of Assignor’s interest in the Hotel Contracts, Bookings, Permits (except Excluded Permits) and Miscellaneous Hotel Assets (collectively, the "Assigned Assets");

WHEREAS, under the P&S, Assignor agreed to sell all of its right, title, and interest in and to the Assigned Assets to Assignee, and Assignee agreed to assume prospectively all of Assignor’s obligations and liabilities with respect to the Assigned Assets; and

WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the P&S;

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.    Assignment to Assignee. Effective as of the date hereof, Assignor does hereby sell, assign, transfer, grant, convey and set over unto Assignee all of its right, title, and interest in, to, and under the Assigned Assets to have and to hold the same unto Assignee, its legal representatives, successors and assigns, forever.

2.    Assumption by Assignee. Assignee does hereby accept the sale, assignment, transfer, grant and conveyance of the Assigned Assets and hereby assumes and agrees to observe and perform all of the obligations, terms, covenants and conditions of the Assigned Assets accruing after the date hereof.

3.    Indemnity.

(b)    Assignor shall indemnify, defend and hold Assignee and its Indemnitees harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including without limitation, reasonable attorneys’ fees and disbursements, based upon, arising out of, or resulting from Assignor’s breach of the terms and provisions of the Assigned Assets occurring prior to the Closing Date.

(b)    Assignee shall indemnify and hold Assignor and its Indemnitees harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, based upon, arising out of, or resulting from Assignee’s breach of the terms and provisions of the Assigned Assets occurring on or after the Closing Date.

4.    Disclaimer. Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Assigned Assets. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to all disclaimers and qualifications by Assignor and all encumbrances set forth in the P&S with respect to the Assigned Assets, including, without limitation, those set forth in Section 2.02, and all such disclaimers, qualifications, and encumbrances are hereby incorporated into this Agreement by reference and made a part of this Assignment.

5.    Miscellaneous. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Assignor and Assignee and their respective successors and assigns. This Agreement shall be governed by, construed under, and interpreted and enforced in accordance with, the laws of The Commonwealth of Massachusetts. This Agreement may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as a sealed instrument, as of the date first above written.

ASSIGNOR

________________________

By:_____________________
Name:
Title:

ASSIGNEE

________________________

By:_____________________
Name:
Title:

EXHIBIT “I”

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold the tax if the transferor is a foreign person. To inform the transferee, __________________ (“Transferee”) that withholding of tax is not required upon the disposition of a United States real property interest by ________________ (“Transferor”) and with the knowledge that the Transferee will rely upon the following statements, the undersigned hereby certifies the following on behalf of Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Transferor’s United States employer identification number/social security number is ___-______________; and

3.    Transferor’s office address is _________________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: ________, 2005

TRANSFEROR: